Exhibit 99.1

News Release

Contact:
Investors	Media
Greg Ketron	Barry Koling
(404) 827-6714	(404) 230-5268

For Immediate Release

August 20, 2007

SunTrust Provides Update on Shareholder Value Program

Company Outlines Results of Organizational Design Effort

Atlanta – SunTrust Banks, Inc. (NYSE:STI) today outlined significant progress in the Organizational Design component of its previously announced – and ongoing – program to enhance shareholder value and the client experience.

The Organizational Design review was undertaken as part of SunTrust’s “E-Squared” Productivity and Efficiency Program (E2) which was announced in January 2007. The Company said it expects the Organizational Design initiative to achieve its financial goal of $145 million in savings in 2009, and that it is on track to meet its planned overall E2 target of $530 million in annual gross cost savings in 2009.

“The progress we have made on E2 provides solid evidence of the capacity of our organization to drive for improved financial performance while continuing to invest for the future and take advantage of the growth opportunities in our markets,” said James M. Wells III, SunTrust President and CEO.

In connection with its original E2 announcement, SunTrust indicated that an unspecified number of job eliminations could be expected as part of the Organizational Design effort. That process – a rigorous internal study of various organizational structures and processes which took place over the last several months – included evaluating opportunities to streamline back office functions and processes, consolidating various support functions, and reviewing management spans and layers. As a result, SunTrust expects that it will have eliminated approximately 2,400 primarily non-customer contact employee positions by year-end 2008. The Company said it will incur a pre-tax, one-time charge of $45 million in the third quarter of 2007 to cover costs associated with that development. SunTrust emphasized that its sales and revenue generation capabilities are not affected by the streamlining moves and that they are consistent with the Company’s priority of emphasizing growth of client-facing positions within its workforce.

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Today’s announcement is the latest step in SunTrust’s ongoing drive to enhance shareholder value, of which E2 is a visible centerpiece. SunTrust has already this year reconfigured its geographic banking organization, announced a new corporate-owned real estate strategy involving the sale and leaseback of key facilities, intensified supplier management practices, repositioned the Company’s balance sheet, and employed additional capital optimization strategies.

The benefits of the broader E2 program allow the Company to invest in initiatives designed to make it easier for clients to do business with SunTrust. Examples include a concerted effort to upgrade its popular Online Cash Manager product for commercial clients; a disciplined program to enhance branch and call center technology to more efficiently process new accounts; teller transactions and routine customer service functions; and creation of the Credit Resource Center (CRC) which provides faster average turnarounds on local loan decisions by reducing certain back-office processes.

“These are just some recent illustrations of how we are expanding our capacity to better serve our clients,” said Mr. Wells.

SunTrust Banks, Inc., headquartered in Atlanta, is one of the nation’s largest banking organizations, serving a broad range of consumer, commercial, corporate and institutional clients. As of June 30, 2007, SunTrust had total assets of $180.3 billion and total deposits of $122.9 billion. The Company operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states and a full array of technology-based, 24-hour delivery channels. The Company also serves customers in selected markets nationally. Its primary businesses include deposit, credit, trust and investment services. Through various subsidiaries the Company provides credit cards, mortgage banking, insurance, brokerage, equipment leasing and capital markets services. SunTrust’s Internet address is suntrust.com

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Forward-Looking Statements

This news release may contain forward-looking statements. Statements that do not describe historical or current facts, including statements about the extent or timing of cost savings, charges, use of cost savings, revenue or profitability improvements, or other financial items, or about other beliefs and expectations, are forward-looking statements. These statements often include the words “may,” “could,” “will,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “initiatives,” “targets,” “goal,” “potentially,” “probably,” “projects,” “outlook” or similar expressions. Such statements are based upon the current beliefs and expectations of SunTrust’s management, and on information currently available to management. The forward-looking statements in this news release speak only as of this date, and SunTrust does not assume any obligation to update such statements or to update the reasons why actual results could differ from those contained in such statements. Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. SunTrust presently considers the following factors to be important factors that could cause actual results to differ materially from the forward looking statements: assumptions related to severance and post-retirement costs; future acquisitions, dispositions, investments, new business initiatives and changes in product offerings may affect expense and employment levels at the Company; and assumptions relating to customer demand and the business environment. Additional risk factors can be found in the Company’s 2006 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports filed on Form 8-K filed or furnished with the Securities and Exchange Commission and available at the SEC’s internet site (http://www.sec.gov).